UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2011

UNIONTOWN ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52560	98-0441419
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1859 Whitney Mesa Dr., Henderson, NV 89014
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (702) 583-5533 Ext.803

314 – 837 West Hastings Street, Vancouver, BC V6C 3N6
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets

On April 8, 2011, Uniontown Energy Inc., (the “Company”, “we”, “us” “our”) entered into and closed an exploration agreement with Longshot Oil, LLC, for the acquisition and exploration of a a 75% net revenue interests in certain oil and gas claims in the area of Pondera County, Montana, referred to as the New Miami Prospect and more fully described as Township 28 North, Range 5 West, all of Sections 4 through 9, 16 through 21, 28 through 33. We have agreed to undertake all of the costs to drill a test well on the property, which will entitle us to a 70% working interest after all payouts.

The Pondera field is a combination structural/stratigraphic trap, resulting from pre-Jurassic truncation and folding of the Sun River (Mississippian Madison) Dolomite. At Pondera field, the Sun River Dolomite is a very heterogeneous pay zone averaging 10 feet of pay. The Sun River Dolomite oil pool at the New Miami property was discovered in 1988 by Smoky Oil Company (True Oil Company subsidiary). The discovery well, known as the H&W Ranch #31-20, was drilled on a seismic anomaly as a 5,318 foot Cambrian basement test. Subsequent to the discovery, 3 additional vertical well completions have been drilled at New Miami, with oil and gas successfully tested or produced from the Sun River Dolomite.

In conjunction with the execution of the exploration agreement, on April 8, 2011 we also entered into an escrow agreement. The escrow agreement governs the release of the New Miami Prospect to us in three sections.

The exploration agreement, and associated exhibits, is attached hereto as Exhibit 10.1. The escrow agreement is attached hereto as Exhibit 10.2

Exhibit No.	Description
10.1	Exploration Agreement
10.2	Escrow Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIONTOWN ENERGY INC.

/s/ Darren R. Stevenson
Darren R. Stevenson
President and Director
Date: April 26, 2011